Exhibit 99.1
News Release
Axalta Coating Systems 50 Applied Bank Blvd Suite 300 Glen Mills, PA 19342 USA	Investor Contact Christopher Evans D +1 484 724 4099 Christopher.Evans@axalta.com

Immediate Release

Axalta Releases Second Quarter 2022 Results
Record pricing and strong volume growth drove a solid quarterly performance above mid-point of expectations
GLEN MILLS, PA, July 26, 2022 - Axalta Coating Systems Ltd. (NYSE:AXTA) (“Axalta”), a leading global coatings company, announced its financial results for the second quarter ended June 30, 2022.
Second Quarter 2022 Highlights:
•Net sales increased 9.6% year-over-year (14.5% ex FX) led by record pricing and solid volume growth; Mobility Coatings delivered significant above-market sales performance
•Realized record 10.0% price-mix growth with double-digit year-over-year gains in Mobility and Industrial Coatings
•Volume increased 2.7% driven by 8.4% growth in North America and 14.8% in Latin America with strong contributions from both segments
•Income from operations of $103.6 million versus $190.4 million in Q2 2021; Adjusted EBIT of $150.6 million compared with $173.4 million in Q2 2021 despite $23 million of headwinds associated with the Russia-Ukraine conflict, China lockdowns, and FX
•Diluted EPS of $0.20 versus $0.54 in Q2 2021; Adjusted diluted EPS of $0.41 versus $0.48 in Q2 2021
Second Quarter 2022 Consolidated Financial Results
Second quarter net sales of $1,234.9 million increased 9.6% year-over-year, including a negative 4.9% foreign currency impact. The strong year-over-year growth was driven by 10.0% higher average price-mix, a 3.6% M&A benefit, and 2.7% better volumes. Performance Coatings Q2 net sales increased 6.2% year-over-year, including low double-digit constant currency growth in both the Industrial and Refinish end-markets. Mobility Coatings net sales increased 18.1% led by 11.6% higher price-mix and solid above-market volume growth of 8.9% in Light Vehicle and 12.7% for Commercial Vehicle.
Income from operations for Q2 2022 totaled $103.6 million versus $190.4 million in Q2 2021. Net income to common shareholders was $44.1 million for the quarter compared with $126.4 million in Q2 2021. Diluted earnings per share was $0.20 compared with $0.54 in Q2 2021. The prior year quarter included a benefit of $71.8 million related to the operational matter in our North America Mobility Coatings business and incremental restructuring charges of $20.0 million versus Q2 2022, while Q2 2022 included a $25.0 million charge related to a commercial agreement restructuring. The second quarter 2022 benefited from robust sales growth, including significant realized pricing gains; however, operating income was negatively impacted by continued variable cost inflation, foreign currency headwinds, and elevated logistics, labor, and energy expenses. The Russia-Ukraine conflict and COVID-19 lockdowns in China represented a combined $15 million headwind to income from operations in the quarter and was more impactful than expected given unanticipated extended lockdowns.
Robert W. Bryant, Axalta's President and CEO, commented, “The demand backdrop in the quarter was supportive, but uneven, as strong growth in the Americas and Asia Pacific excluding China was balanced against softness in pockets of EMEA stemming from the Russia-Ukraine conflict. Meanwhile, lockdowns in China paused most economic activity for the majority of Q2. Despite these headwinds, we were able to grow volumes 2.7% globally, including a meaningful contribution from share gains.”
“Our second quarter results showcased our ability to deliver above-market growth across our end-markets. Mobility Coatings had an especially strong quarter with nearly double-digit volume growth despite global industry production declines in the period. In Industrial, we expanded into battery components with several new wins with large electric vehicle customers - highlighting our strong and growing offerings. In Refinish, the need for improved body shop productivity continues to advantage our industry-leading products and services, which led us to book 1,000 net body shop gains year-to-date. The success we are having today in developing new and stronger customer partnerships is a long-term benefit and speaks to the investments we have executed in our people, assets, and technology.”

Mr. Bryant continued, “Operationally, we continue to manage through a challenging environment, but we are optimistic that the dynamic is finally beginning to stabilize. Supply availability remains tight, but is less volatile than in recent quarters, which is enabling better operational performance. Q2 2022 was our highest production volume quarter since the beginning of the pandemic. Similarly, our customers are generally more confident regarding the second-half of the year. While we experienced a sequential cost step-up in Q2 to reflect Q1 exit run-rates and tightness in categories like pigments and certain solvents used in gasoline blend stock, we are seeing variable costs begin to level off in certain areas. The situation however, remains dynamic, and pressure will likely continue in select areas into Q3.”
“The unprecedented rate of inflation over the past four-quarters has depressed company profitability and drove us to execute several rounds of price increases. Our teams are working constructively with our customers to get the price increases needed to offset inflation, and as a result we have achieved a record 10% price-mix realization in the second quarter, which very nearly offset 26% year-over-year inflation in the period. We should begin to recover lost profitability next quarter as pricing is expected to remain strong and the year-over-year cost comparisons moderate versus peak Q2 inflation rates.” Mr. Bryant concluded, “we have proven to be agile and assertive in these dynamic times. I believe that we are on track to offset cost inflation while driving strategic growth across the portfolio.”
Performance Coatings Results
Performance Coatings second quarter net sales were $855.8 million, an increase of 6.2% year-over-year. Organic constant currency net sales increased 9.3% in the period as both end-markets provided strong contributions to a 9.4% price and product mix benefit. Refinish volume growth offset lower volumes in Industrial, resulting in flat year-over-year segment volumes. Foreign exchange in the second quarter was a 5.6% year-over-year headwind led by a weaker Euro and Turkish Lira. In the quarter we incurred a $20 million non-cash charge associated with restructuring an existing customer sales agreement, which represented a 2.5% net sales headwind versus the prior year.
Refinish net sales increased 6.0% to $491.1 million (12.1% ex-FX) in Q2 2022, including a 2.6% increase in volume and an 8.4% contribution from M&A, partially offset by a foreign exchange headwind of 6.0% and the previously-mentioned one-time charge of 4.5%. Volume growth was very strong in the Americas and Asia Pacific excluding China as share gains continue to drive above-market performance. Price-mix was 5.5% higher, inclusive of a modest negative mix impact, and offset the impact of continued variable cost inflation. The market recovery is steadily progressing. Sequentially our Refinish volume grew 12.5% compared to Q1 2022, representing a significant potential driver of earnings upside on the expected normalization of global body shop activity over time.
Industrial net sales increased 6.4% to $364.7 million (11.4% ex-FX) driven by a 14.6% increase in average price-mix, inclusive of 2.3% of favorable mix. Volume declined 3.8% year-over-year, which includes a mid-single digit percent drag from supply chain constraints, which limited our ability to serve certain customer demand. Net sales growth was led by mid-twenties percent improvement in North America, particularly in the Building Products and General Industrial businesses. COVID-19 lockdowns in China impacted regional results as was the case for EMEA General Industrial as a consequence of the Russia-Ukraine conflict.
The Performance Coatings segment generated Adjusted EBIT of $125.2 million in the second quarter compared with $139.7 million in Q2 2021, with associated margins of 14.6% and 17.3%, respectively. The contributions from substantial organic and inorganic sales growth was more than offset by the significant increase in raw material, logistics, labor, and energy cost inflation as well as currency translation versus the prior-year period.
Mobility Coatings Results
Mobility Coatings net sales were $379.1 million in Q2 2022, an increase of 18.1% year-over-year. Constant currency net sales increased 21.4% year-over-year, driven by a 11.6% price-mix tailwind, which included high-single-digit higher price and positive mix, and 9.8% higher volumes.
Light Vehicle net sales increased 16.0% to $282.9 million (19.6% ex-FX) year-over-year driven by pricing gains and above-market volume growth. The 10.7% year-over-year and 2.7% higher sequential price-mix realization resulted from a combination of newly negotiated agreements to offset variable cost inflation and the catch-up of raw material linked index pricing in select customer contracts. Volume increased 8.9% year-over-year and far exceeded global auto production rates, which were flat year-over-year at 18.8 million in Q2 2022 given continued global supply constraints and curtailed production in China. New customer wins are driving the market out-performance year-to-date, particularly in China where Light Vehicle volume increased 15.5% versus local production declines of 6%.

Commercial Vehicle net sales increased 24.8% to $96.2 million versus Q2 2021 (27.2% ex-FX), driven by customer wins and return from constrained production rates. Volume growth of 12.7% exceeded Class 8 truck market growth, which declined by 1%. Demand is expected to continue to improve through 2022 and into 2023 as production ramps to meet pent up demand, as evidenced by the current 9-month industry backlog.
The Mobility Coatings segment generated Adjusted EBIT of $2.3 million in Q2 2022 compared with Adjusted EBIT of $5.7 million in Q2 2021, driven by higher variable costs coupled with under leveraged fixed assets given current Light Vehicle customer production constraints, offset partly by pricing tailwinds.
Balance Sheet and Cash Flow Highlights
Axalta ended the second quarter with cash and cash equivalents of $500.2 million and total liquidity of over $1.0 billion. Our net debt to trailing twelve month ("LTM") Adjusted EBITDA ratio was 4.2x at quarter end versus 4.1x as of March 31, 2022, reflecting decreased cash balances driven by continued inflationary pressures as well as moderately lower LTM Adjusted EBITDA and $25 million of share repurchases in the quarter. Axalta ended the second quarter with an Adjusted EBITDA to interest expense coverage ratio of 5.8x. Total net leverage is anticipated to decline throughout the year given the typical second-half weighted distribution of operating cash flow and a favorable outlook for earnings growth in the second half of 2022.
Second quarter total operating cash flow was $12.2 million versus $107.5 million in Q2 2021. Working capital was a use of cash in the period following inflationary pressures while accounts receivable has increased reflecting stronger volumes and pricing inputs. Free cash flow totaled a use of $13.5 million compared with an inflow of $82.6 million in Q2 2021. We repurchased 1.0 million shares of our common stock during the second quarter for total consideration of $25.0 million at an average price of $25.24 per share.
Sean Lannon, Axalta's Chief Financial Officer, commented, “we are pleased that second quarter operating results were in line with our expectations given the degree of macro and geopolitical uncertainty we faced in the quarter. We see first-half momentum building into the second-half of the year supported by signs of stabilization in the variable cost environment. This increases the likelihood that we will be able to recover the majority of the cumulative price-cost gap by year-end. As we move into the second half of the year, we should grow earnings and deliver free cash flow that should together drive net leverage into the mid 3x range, assuming no major capital allocation actions.”
“We believe that Axalta is well positioned to drive growth and generate cash across a range of economic scenarios. Our Q3 2022 guidance framework assumes a continuation of Q2 trends. At present we see little evidence of economic slowdown in our core markets, but in such a scenario we believe that we are well prepared and positioned. We have resilient business models in durable areas like Refinish and Energy Solutions. There is pent up demand in Mobility Coatings and Building Products plus a need to restock most sales channels given depleted inventory levels. We are closely monitoring our markets and customers, and if needed, we have a proven track record to quickly reduce costs.”

Q3 2022 Financial Guidance
•Net Sales: ~+15-17%, including, ~(6)% foreign currency impact and ~+2% acquisition benefit; pricing and volume expected to be up high single-digits year-over-year
•Adjusted EBIT: $140-165 million
•Adjusted Diluted EPS: $0.37-0.45; including a $0.05 year-over-year headwind from foreign currency and the Russia-Ukraine conflict
•Interest Expense: ~$35 million
•Diluted Shares: ~221 million
•Adjusted Tax Rate: ~22%-23%
•D&A: ~$78 million; including $23 million step-up D&A
•Expect raw material inflation in the high teens versus Q3 2021
CEO Transition
Axalta announced today that Robert Bryant will step down as President and Chief Executive Officer to pursue other opportunities, effective August 31, 2022. He will also step down as a member of the Board of Directors at such time. Rakesh Sachdev, an independent director and former Chief Executive Officer of Platform Specialty Products Corporation (now renamed Element Solutions Inc.) and Sigma-Aldrich Corporation, will assume the role of interim Chief Executive Officer at that time. The Board has initiated a comprehensive search process to identify a new CEO. The press release announcing the CEO transition can be accessed on the News portion of axalta.com.
Conference Call Information
As previously announced, Axalta will hold a conference call to discuss its second quarter 2022 financial results on July 27, 2022 at 8:00 a.m. ET. A live webcast of the conference call will be available online at www.axalta.com/investorcall. A replay of the webcast will be posted shortly after the call and will remain accessible through July 27, 2023. The dial-in phone number for the conference call is +1-201-689-8560. For those unable to participate, a replay will be available through August 3, 2022. The replay dial-in number is +1-412-317-6671. The replay passcode is 13731360.
Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 regarding Axalta and its subsidiaries including our outlook and/or guidance, which includes net sales growth, currency effects, acquisition or divestment impacts, Adjusted EBIT, Adjusted diluted EPS, interest expense, income tax rate, as adjusted, free cash flow, capital expenditures, depreciation and amortization, diluted shares outstanding, and raw material inflation, the effects of COVID-19 on Axalta’s business and financial results, our and our customers’ supply chain constraints and our ability to offset the impacts of such constraints, the timing and amount of any future share repurchases, contributions from our prior acquisitions and our ability to successfully make future acquisitions. Axalta has identified some of these forward-looking statements with words such as “anticipated,” “assumes,” “believe,” “expect,” “estimates,” “likely,” “outlook,” “project,” “will,” “guidance,” “could,” “we see,” “should,” “are optimistic” and “potential” and the negative of these words or other comparable or similar terminology. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, geopolitical and technological factors outside of Axalta’s control, including the effects of COVID-19, that may cause its business, industry, strategy, financing activities or actual results to differ materially. The impact and duration of COVID-19 on our business and operations is uncertain. Factors that will influence the impact on our business and operations include the duration and extent of COVID-19, the extent of imposed or recommended containment and mitigation measures, and the general economic consequences of COVID-19. More information on potential factors that could affect Axalta’s financial results is available in “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” within Axalta’s most recent Annual Report on Form 10-K, and in other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
The historical financial information included in this presentation includes financial information that is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted diluted EPS, free cash flow, net debt, Adjusted net income, Adjusted EBITDA to interest expense coverage ratio, net debt to Adjusted EBITDA ratio and Adjusted EBIT margin. Management uses these non-GAAP financial measures in the analysis of our financial and operating performance because they assist in the evaluation of underlying trends in our business. Adjusted EBITDA, Adjusted EBIT and Adjusted diluted EPS consist of EBITDA, EBIT and Diluted EPS, respectively, adjusted for (i) certain non-cash items included within net income, (ii) certain items Axalta does not believe are indicative of ongoing operating performance or (iii) certain nonrecurring, unusual or infrequent items that have not occurred within the last two years or we believe are not reasonably likely to recur within the next two years. We believe that making such adjustments provides investors meaningful information to understand our operating results and ability to analyze financial and business trends on a period-to-period basis. Adjusted net income shows the adjusted value of net income (loss) attributable to controlling interests after removing the items that are determined by management to be items that we do not consider indicative of our ongoing operating performance or unusual or nonrecurring in nature. Our use of the terms constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted diluted EPS, free cash flow, net debt, Adjusted net income, Adjusted EBITDA to interest expense coverage ratio, net debt to Adjusted EBITDA ratio and Adjusted EBIT margin may differ from that of others in our industry. Constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted diluted EPS, free cash flow, net debt, Adjusted net income, Adjusted EBITDA to interest expense coverage ratio, net debt to Adjusted EBITDA ratio and Adjusted EBIT margin should not be considered as alternatives to net sales, net income (loss), income (loss) before operations or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows or as measures of liquidity. Constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted diluted EPS, free cash flow, net debt, Adjusted net income, Adjusted EBITDA to interest expense coverage ratio, net debt to Adjusted EBITDA ratio and Adjusted EBIT margin have important limitations as analytical tools and should be considered in conjunction with, and not as substitutes for, our results as reported under GAAP. This release includes a reconciliation of certain non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP. Axalta does not provide a reconciliation for non-GAAP estimates for constant currency net sales growth, Adjusted EBIT, Adjusted EBITDA, Adjusted diluted EPS, income tax rate, as adjusted, or free cash flow on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. For example, such reconciling items include the impact of foreign currency exchange gains or losses, gains or losses that are unusual or nonrecurring in nature, as well as discrete taxable events. We cannot estimate or project these items and they may have a substantial and unpredictable impact on our US GAAP results.
Constant Currency
Constant currency or ex-FX percentages are calculated by excluding the impact of the change in average exchange rates between the current and comparable period by currency denomination exposure of the comparable period amount.
Organic Growth
Organic growth or ex-M&A percentages are calculated by excluding the impact of recent acquisitions and divestitures.
Segment Financial Measures
The primary measure of segment operating performance is Adjusted EBIT, which is a key metric that is used by management to evaluate business performance in comparison to budgets, forecasts and prior year financial results, providing a measure that management believes reflects Axalta’s core operating performance. As we do not measure segment operating performance based on net income, a reconciliation of this non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP is not available.

About Axalta Coating Systems
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the global team at Axalta continues to find ways to serve our more than 100,000 customers in over 140 countries better every day with the finest coatings, application systems and technology. For more information visit axalta.com and follow us @axalta on Twitter.

Financial Statement Tables
AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net sales	$1,234.9	$1,126.8	$2,409.0	$2,190.4
Cost of goods sold	886.4	752.8	1,723.8	1,437.3
Selling, general and administrative expenses	191.7	184.2	385.2	363.3
Other operating charges	4.8	(45.7)	12.5	57.1
Research and development expenses	16.7	15.8	33.1	31.4
Amortization of acquired intangibles	31.7	29.3	64.5	58.3
Income from operations	103.6	190.4	189.9	243.0
Interest expense, net	33.5	33.4	66.1	66.9
Other expense (income), net	7.2	(8.1)	9.0	(8.5)
Income before income taxes	62.9	165.1	114.8	184.6
Provision for income taxes	18.8	38.7	29.8	42.5
Net income	44.1	126.4	85.0	142.1
Less: Net (loss) income attributable to noncontrolling interests	—	—	(0.6)	0.5
Net income attributable to controlling interests	$44.1	$126.4	$85.6	$141.6
Basic net income per share	$0.20	$0.54	$0.38	$0.61
Diluted net income per share	$0.20	$0.54	$0.38	$0.60
Basic weighted average shares outstanding	221.0	232.5	222.8	233.2
Diluted weighted average shares outstanding	221.4	233.5	223.3	234.1

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except per share data)
	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$500.2	$840.6
Restricted cash	10.0	10.6
Accounts and notes receivable, net	1,100.6	937.5
Inventories	799.5	669.7
Prepaid expenses and other current assets	167.7	117.2
Total current assets	2,578.0	2,575.6
Property, plant and equipment, net	1,152.9	1,186.2
Goodwill	1,498.1	1,592.7
Identifiable intangibles, net	1,172.9	1,278.2
Other assets	540.7	584.5
Total assets	$6,942.6	$7,217.2
Liabilities, Shareholders’ Equity
Current liabilities:
Accounts payable	$746.8	$657.4
Current portion of borrowings	61.5	79.7
Other accrued liabilities	525.1	597.8
Total current liabilities	1,333.4	1,334.9
Long-term borrowings	3,706.7	3,749.9
Accrued pensions	246.4	269.3
Deferred income taxes	157.5	174.7
Other liabilities	125.8	149.7
Total liabilities	5,569.8	5,678.5
Shareholders’ equity:
Common shares, $1.00 par, 1,000.0 shares authorized, 252.3 and 251.8 shares issued at June 30, 2022 and December 31, 2021, respectively	252.3	251.8
Capital in excess of par	1,521.6	1,515.5
Retained earnings	912.8	827.2
Treasury shares, at cost, 31.8 and 24.4 shares at June 30, 2022 and December 31, 2021, respectively	(887.3)	(687.2)
Accumulated other comprehensive loss	(473.2)	(414.4)
Total Axalta shareholders’ equity	1,326.2	1,492.9
Noncontrolling interests	46.6	45.8
Total shareholders’ equity	1,372.8	1,538.7
Total liabilities and shareholders’ equity	$6,942.6	$7,217.2

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)
	Six Months Ended June 30,
	2022	2021
Operating activities:
Net income	$85.0	$142.1
Adjustment to reconcile net income to cash (used for) provided by operating activities:
Depreciation and amortization	155.0	155.4
Amortization of deferred financing costs and original issue discount	4.8	4.2
Deferred income taxes	2.0	5.2
Realized and unrealized foreign exchange losses, net	4.9	9.4
Stock-based compensation	9.0	7.8
Interest income on swaps designated as net investment hedges	(10.0)	(7.1)
Commercial agreement restructuring charge	25.0	—
Other non-cash, net	(6.6)	9.4
Changes in operating assets and liabilities:
Trade accounts and notes receivable	(190.1)	(154.2)
Inventories	(151.4)	(59.1)
Prepaid expenses and other assets	(58.9)	(53.4)
Accounts payable	147.5	60.0
Other accrued liabilities	(39.4)	24.5
Other liabilities	(8.5)	2.9
Cash (used for) provided by operating activities	(31.7)	147.1
Investing activities:
Acquisitions, net of cash acquired	—	(37.6)
Purchase of property, plant and equipment	(72.0)	(60.3)
Interest proceeds on swaps designated as net investment hedges	10.0	7.1
Settlement proceeds on swaps designated as net investment hedges	25.0	—
Other investing activities, net	(1.1)	(0.5)
Cash used for investing activities	(38.1)	(91.3)
Financing activities:
Payments on short-term borrowings	(44.0)	(41.1)
Payments on long-term borrowings	(13.7)	(14.2)
Financing-related costs	(0.1)	(2.5)
Purchases of common stock	(200.1)	(123.7)
Net cash flows associated with stock-based awards	(2.1)	12.8
Other financing activities, net	(0.2)	(1.2)
Cash used for financing activities	(260.2)	(169.9)
Decrease in cash	(330.0)	(114.1)
Effect of exchange rate changes on cash	(11.0)	(8.4)
Cash at beginning of period	851.2	1,364.0
Cash at end of period	$510.2	$1,241.5

Cash at end of period reconciliation:
Cash and cash equivalents	$500.2	$1,230.9
Restricted cash	10.0	10.6
Cash at end of period	$510.2	$1,241.5

The following table reconciles income from operations to adjusted EBIT and segment adjusted EBIT for the periods presented (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Income from operations	$103.6	$190.4	$189.9	$243.0
Other expense (income), net	7.2	(8.1)	9.0	(8.5)
Total	96.4	198.5	180.9	251.5
Termination benefits and other employee related costs (a)	2.7	22.7	5.1	25.5
Strategic review and retention costs (b)	—	2.2	—	7.6
Acquisition and divestiture-related costs (c)	2.2	1.5	2.6	1.7
Accelerated depreciation and site closure costs (d)	1.8	0.5	3.1	1.1
Operational matter (e)	0.1	(71.8)	0.2	22.6
Brazil indirect tax (f)	—	(8.3)	—	(8.3)
Russia sanction-related impacts (g)	0.3	—	6.1	—
Commercial agreement restructuring impacts (h)	25.0	—	25.0	—
Other adjustments (i)	(1.0)	0.1	(0.4)	0.1
Step-up depreciation and amortization (j)	23.1	28.0	47.5	54.4
Adjusted EBIT	$150.6	$173.4	$270.1	$356.2

Segment Adjusted EBIT:
Performance Coatings	$125.2	$139.7	$219.8	$256.9
Mobility Coatings	2.3	5.7	2.8	44.9
Total	127.5	145.4	222.6	301.8
Step-up depreciation and amortization (j)	23.1	28.0	47.5	54.4
Adjusted EBIT	$150.6	$173.4	$270.1	$356.2

(a)	Represents expenses and associated changes to estimates related to employee termination benefits and other employee-related costs. Employee termination benefits are primarily associated with Axalta Way initiatives. These amounts are not considered indicative of our ongoing operating performance.

(b)	Represents costs for legal, tax and other advisory fees pertaining to our review of strategic alternatives that was concluded in March 2020, as well as retention awards for certain employees that were earned over a period of 18-24 months, which ended in September 2021. These amounts are not considered indicative of our ongoing performance.

(c)	Represents acquisition and divestiture-related expenses and integration activities associated with our business combinations, all of which are not considered indicative of our ongoing operating performance.

(d)	Represents incremental depreciation expense resulting from truncated useful lives of the assets impacted by our manufacturing footprint assessments and costs related to the closure of certain manufacturing sites, which we do not consider indicative of our ongoing operating performance.

(e)	Represents expenses, changes in estimates and insurance recoveries for probable liabilities related to an operational matter in the Mobility Coatings segment, which we do not consider indicative of our ongoing operating performance.

(f)	Represents non-recurring income related to a law change with respect to certain Brazilian indirect taxes which was recorded within other expense (income), net.

(g)	Represents expenses related to sanctions imposed on Russia in response to the conflict with Ukraine as a result of incremental reserves for accounts receivable, incremental inventory obsolescence and business incentive payments, which we do not consider indicative of our ongoing operating performance.

(h)
Represents a forgiveness of a portion of up-front customer incentives with repayment features, contingent upon our customer completing a recapitalization and restructuring of its indebtedness and the execution of a new long-term exclusive sales agreement with us. These amounts are not considered to be indicative of our ongoing operating performance.

(i)	Represents costs for certain non-operational or non-cash (gains) and losses, unrelated to our core business and which we do not consider indicative of ongoing operations.

(j)	Represents the incremental step-up depreciation and amortization expense associated with the acquisition of DuPont Performance Coatings by Axalta. We believe this will assist investors in performing meaningful comparisons of past, present and future operating results and better highlight the results of our ongoing operating performance.

The following table reconciles net income to adjusted net income for the periods presented (in millions, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income	$44.1	$126.4	$85.0	$142.1
Less: Net (loss) income attributable to noncontrolling interests	—	—	(0.6)	0.5
Net income attributable to controlling interests	44.1	126.4	85.6	141.6
Termination benefits and other employee related costs (a)	2.7	22.7	5.1	25.5
Strategic review and retention costs (b)	—	2.2	—	7.6
Acquisition and divestiture-related costs (c)	2.2	1.5	2.6	1.7
Accelerated depreciation and site closure costs (d)	1.8	0.5	3.1	1.1
Operational matter (e)	0.1	(71.8)	0.2	22.6
Brazil indirect tax (f)	—	(8.3)	—	(8.3)
Russia sanction-related impacts (g)	0.2	—	5.2	—
Commercial agreement restructuring impacts (h)	25.0	—	25.0	—
Other adjustments (i)	(1.0)	0.1	(0.4)	0.1
Step-up depreciation and amortization (j)	23.1	28.0	47.5	54.4
Total adjustments	54.1	(25.1)	88.3	104.7
Income tax provision impacts (k)	7.9	(10.8)	14.5	16.8
Adjusted net income	$90.3	$112.1	$159.4	$229.5
Diluted adjusted net income per share	$0.41	$0.48	$0.71	$0.98
Diluted weighted average shares outstanding	221.4	233.5	223.3	234.1

(a)	Represents expenses and associated changes to estimates related to employee termination benefits and other employee-related costs. Employee termination benefits are primarily associated with Axalta Way initiatives. These amounts are not considered indicative of our ongoing operating performance.

(b)	Represents costs for legal, tax and other advisory fees pertaining to our review of strategic alternatives that was concluded in March 2020, as well as retention awards for certain employees that were earned over a period of 18-24 months, which ended in September 2021. These amounts are not considered indicative of our ongoing performance.

(c)	Represents acquisition and divestiture-related expenses and integration activities associated with our business combinations, all of which are not considered indicative of our ongoing operating performance.

(d)	Represents incremental depreciation expense resulting from truncated useful lives of the assets impacted by our manufacturing footprint assessments and costs related to the closure of certain manufacturing sites, which we do not consider indicative of our ongoing operating performance.

(e)	Represents expenses, changes in estimates and insurance recoveries for probable liabilities related to an operational matter in the Mobility Coatings segment, which we do not consider indicative of our ongoing operating performance.

(f)	Represents non-recurring income related to a law change with respect to certain Brazilian indirect taxes which was recorded within other expense (income), net.

(g)	Represents expenses related to sanctions imposed on Russia in response to the conflict with Ukraine as a result of incremental reserves for accounts receivable, incremental inventory obsolescence and business incentive payments, which we do not consider indicative of our ongoing operating performance.

(h)
Represents a forgiveness of a portion of up-front customer incentives with repayment features, contingent upon our customer completing a recapitalization and restructuring of its indebtedness and the execution of a new long-term exclusive sales agreement with us. These amounts are not considered to be indicative of our ongoing operating performance.

(i)	Represents costs for certain non-operational or non-cash (gains) and losses, unrelated to our core business and which we do not consider indicative of ongoing operations.

(j)	Represents the incremental step-up depreciation and amortization expense associated with the acquisition of DuPont Performance Coatings by Axalta. We believe this will assist investors in performing meaningful comparisons of past, present and future operating results and better highlight the results of our ongoing operating performance.

(k)	The income tax impacts are determined using the applicable rates in the taxing jurisdictions in which expense or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure. Additionally, the income tax impact includes the removal of discrete income tax impacts within our effective tax rate which were expenses of $4.3 million, $5.0 million, $2.1 million and $3.8 million for the three and six months months ended June 30, 2022 and 2021, respectively. The tax adjustments for the three and six months months ended June 30, 2022 and 2021 include the deferred tax benefit ratably amortized into our adjusted income tax rate as the tax attribute related to a January 1, 2020 intra-entity transfer of certain intellectual property rights is realized.

The following table reconciles cash (used for) provided by operating activities to free cash flow for the periods presented (in millions):

	Three Months Ended March 31,		Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021	2022	2021
Cash (used for) provided by operating activities	$(43.9)	$39.6	$12.2	$107.5	$(31.7)	$147.1
Purchase of property, plant and equipment	(42.5)	(31.8)	(29.5)	(28.5)	(72.0)	(60.3)
Interest proceeds on swaps designated as net investment hedges	6.2	3.5	3.8	3.6	10.0	7.1
Free cash flow	$(80.2)	$11.3	$(13.5)	$82.6	$(93.7)	$93.9

The following table reconciles net income to EBITDA and adjusted EBITDA for the periods presented (in millions):

	Three Months Ended June 30,		Twelve Months Ended June 30, 2022		Six Months Ended June 30,		Year Ended December 31, 2021
	2022	2021			2022	2021
Net income	$44.1	$126.4	$207.3		$85.0	$142.1	$264.4
Interest expense, net	33.5	33.4	133.4		66.1	66.9	134.2
Provision for income taxes	18.8	38.7	63.4		29.8	42.5	76.1
Depreciation and amortization	77.3	79.0	316.1		155.0	155.4	316.5
EBITDA	173.7	277.5	720.2		335.9	406.9	791.2
Termination benefits and other employee related costs (a)	2.7	22.7	16.0		4.6	25.5	36.9
Strategic review and retention costs (b)	—	2.2	2.1		—	7.6	9.7
Acquisition and divestiture-related costs (c)	2.2	1.5	17.2		2.6	1.7	16.3
Site closure costs (d)	1.1	(0.1)	2.4		1.7	(0.1)	0.6
Foreign exchange remeasurement losses (e)	4.9	1.8	6.2		7.5	3.6	2.3
Long-term employee benefit plan adjustments (f)	0.1	(0.3)	—		0.2	(0.5)	(0.7)
Stock-based compensation (g)	3.7	4.2	16.1		9.0	7.8	14.9
Dividends in respect of noncontrolling interest (h)	—	—	(0.1)		(0.1)	(0.7)	(0.7)
Operational matter (i)	0.1	(71.8)	(18.0)		0.2	22.6	4.4
Brazil indirect tax (j)	—	(8.3)	—		—	(8.3)	(8.3)
Gain on sale of facility (k)	—	—	(19.7)		—	—	(19.7)
Russia sanction-related impacts (l)	0.3	—	6.1		6.1	—	—
Commercial agreement restructuring impacts (m)	25.0	—	25.0		25.0	—	—
Other adjustments (n)	(1.1)	0.3	0.2		(0.4)	0.3	0.9
Adjusted EBITDA	$212.7	$229.7	$773.7		$392.3	$466.4	$847.8

Adjusted EBITDA to interest expense coverage ratio			5.8	x

(a)	Represents expenses and associated changes to estimates related to employee termination benefits and other employee-related costs. Employee termination benefits are primarily associated with Axalta Way initiatives. These amounts are not considered indicative of our ongoing operating performance.

(b)	Represents costs for legal, tax and other advisory fees pertaining to our review of strategic alternatives that was concluded in March 2020, as well as retention awards for certain employees that were earned over a period of 18-24 months, which ended in September 2021. These amounts are not considered indicative of our ongoing performance.

(c)	Represents acquisition and divestiture-related expenses and integration activities associated with our business combinations, all of which are not considered indicative of our ongoing operating performance.

(d)	Represents costs related to the closure of certain manufacturing sites, which we do not consider indicative of our ongoing operating performance.

(e)	Eliminates foreign exchange losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies, net of the impacts of our foreign currency instruments used to hedge our balance sheet exposures.

(f)	Eliminates the non-cash, non-service cost components of long-term employee benefit costs.

(g)	Represents non-cash impacts associated with stock-based compensation.

(h)	Represents the payment of dividends to our joint venture partners by our consolidated entities that are not 100% owned, which are reflected to show the cash operating performance of these entities on Axalta’s financial statements.

(i)	Represents expenses, changes in estimates and insurance recoveries for probable liabilities related to an operational matter in the Mobility Coatings segment, which we do not consider indicative of our ongoing operating performance.

(j)	Represents non-recurring income related to a law change with respect to certain Brazilian indirect taxes which was recorded within other expense (income), net.

(k)	Represents non-recurring income related to the sale of a previously closed manufacturing facility.

(l)	Represents expenses related to sanctions imposed on Russia in response to the conflict with Ukraine as a result of incremental reserves for accounts receivable, incremental inventory obsolescence and business incentive payments, which we do not consider indicative of our ongoing operating performance.

(m)
Represents a forgiveness of a portion of up-front customer incentives with repayment features, contingent upon our customer completing a recapitalization and restructuring of its indebtedness and the execution of a new long-term exclusive sales agreement with us. These amounts are not considered to be indicative of our ongoing operating performance.

(n)	Represents costs for certain non-operational or non-cash (gains) and losses, unrelated to our core business and which we do not consider indicative of ongoing operations.